New Formulation of Demineralized Bone Matrix Putty Performs Substantially Equivalent to Iliac Bone Graft in Rabbit Posterolateral Lumbar Spine Arthrodesis.

Kiely PD, Brecevich A, Taher F, Cammisa FP, Abjornson C.

Background Context: Autogenous iliac crest bone graft (ABG) has long been considered the standard for grafting as it possesses three fundamental components: osteoconductivity, osteoinductivity, and osteogenic potential. Many new bone graft substitutes (BGS) have been developed over the past two decades as alternatives to autograft for posterolateral spine fusion with varying results. Demineralized bone matrix (DBM) is one class BGS that is derived from processed human bone and is mixed with a carrier material to enhance handling characteristics, while maintaining its osteoconductive and osteoinductive potential.

Purpose: To compare the efficacy of a new formulation of DBM putty (OsteoSelect DBM Putty, Bacterin International, Bozeman, MT) to that of ABG.

Design: A controlled rabbit model of lumbar posterolateral intertransverse process fusion was used.

Materials and Methods: Twenty four (24) male New Zealand White (NZW) rabbits, weight range at the start of the study 3.5-4.0 kg, underwent bilateral posterolateral spine arthrodesis of the L5- L6 intertransverse processes, using either ABG (control group, n= 12) or DBM (DBM made from rabbit bone) putty (test group, n =12) . The animals were killed 12 weeks after surgery and the lumbar spines were excised. Fusion success was evaluated by manual palpation of the motion segment and scoring high-resolution x-rays of the exised spine by the Lenke scale. Further analysis included 3-point bending in flexion, right and left bending, and extention to determine stiffness of fusion mass and micro-computed tomography (micro-CT) imaging to determine bone volume. Finally, undecalcified histologic analysis was performed.

Results: Manual palpation by three observers to assess fusion success in the explanted lumbar spines showed successful fusion in 81.8% (9/11) of the test group and 72.7% (8/11) of the control group which were equivalent (p = 0.99). Fusion was assessed as solid (Lenke A score) in 10 of the DBM and 9 of the ABG specimens (p >0.59). Biomechanical testing showed no significant difference in stiffness between the control and test groups on flexion, extension, left lateral and right lateral bend, with p values accounting for 0.79, 0.42, 0.75 and 0.52, respectively. Bone volume/total volume was greater than 85% in DBM treated fusion masses. Histological evaluation revealed mature fusions with little remains of graft material in the DBM-treated group. The ABG-treated group was less mature with greater areas of graft material still present.

Conclusion: The OsteoSelect DBM putty proved equivalent to ABG in the posterolateral intertransverse rabbit model, and deserves consideration as an alternative to iliac crest autograft in spinal arthrodesis, avoiding donor site morbidities associated with bone graft harvesting.

FDA device Status: FDA approval.